Exhibit 10.2

Secured Promissory Note Payable in Agreed Installments

SECURED TERM NOTE

$1,698,000.00

September 16, 2005

The undersigned, for value received, promises to pay to the order of Idacomm, Inc., an Idaho corporation (herein called the "Payee"), at the principal office of the Payee in Boise, Idaho, the principal sum of One Million Six Hundred Ninety Eight Thousand and no/100 dollars ($1,698,000.00), payable in seven installments as follows (provided that the final installment shall be in an amount sufficient to pay in full all unpaid principal of and accrued interest on this Note):

Payment Date: September 15, '05 November 1, 2005 December 1, 2005 January 1, 2006 February 1, 2006 March 1, 2006 April 1, 2006	Amount of Installment: $250,000.00 $250,000.00 $250,000.00 $250,000.00 $250,000.00 $250,000.00 $198,000.00

The unpaid principal amount hereof from time to time outstanding shall bear interest from the date hereof at the following rates per annum: (A) prior to maturity, at a rate equal to 0% plus and (B) after maturity of any installment; whether by acceleration or otherwise, until paid at a rate equal to the sum of 18% per annum (1.5% per month).

After maturity of any installment, whether by acceleration or otherwise, accrued interest on such installment shall be payable on demand. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

This Note evidences indebtedness incurred under a Definitive Asset Purchase Agreement and Security Agreement dated the date hereof (herein, as it may be amended from time to time, called the "Security Agreement") between the undersigned and the Payee, and is secured by the collateral specified in the Security Agreement between the undersigned and the Payee dated the date hereof (herein, as it may be amended from time to time, called the "Security Agreement"). Reference is made to the Definitive Asset Purchase Agreement and the Security Agreement for the nature and extent of the security and the rights of the parties in respect of such security, and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Upon the occurrence of any event of default as specified in the Security Agreement the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable, and any indebtedness of the holder hereof to the undersigned may be appropriated and applied hereon.

In addition to and not in limitation of the foregoing and the provisions of the Security Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

This Note is made under and governed by the internal laws of the State of Virginia.

Sitestar Corporation

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By:

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